UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23593	94-3221585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

Pursuant to the reorganization of VeriSign, Inc. (“VeriSign”) that replaced its previous business unit structure with a functional organization consisting of a combined worldwide sales and services team and an integrated marketing and product development organization, VeriSign announced on May 2, 2007 that a restructuring charge will be incurred under generally accepted accounting principles in the first quarter of 2007. VeriSign completed its reorganization in the first quarter of 2007. The restructuring charge is estimated to be approximately $40 million in the first quarter of 2007 and a specific description of such charge is described in Item 2.06 of this Current Report on Form 8-K which is incorporated herein by reference.

Item 2.06.	Material Impairments.

On May 2, 2007, VeriSign announced that it will take a one-time restructuring charge in the first quarter of 2007 estimated at approximately $40 million related to its reorganization in the first quarter of 2007 that replaced its previous business unit structure with a functional organization consisting of a combined worldwide sales and services team and an integrated marketing and product development organization. This restructuring charge is comprised of approximately $20 million for workforce reduction-related charges, $9 million for facilities and lease acceleration-related charges and $11 million for hardware, software and other miscellaneous charges. Approximately $10.5 million of the above-mentioned restructuring charge was paid in the first quarter of 2007, and the above-mentioned restructuring charge will result in future cash expenditures of approximately $18.9 million over the next 4.5 years. VeriSign has estimated its above-mentioned restructuring charge in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: May 8, 2007	By:	/s/ Paul B. Hudson
Paul B. Hudson
Vice President, Associate General Counsel